Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HOPFED BANCORP, INC.

A DELAWARE CORPORATION

HopFed Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. The Board of Directors of the Corporation has duly adopted a resolution setting forth an amendment to the Corporation’s Certificate of Incorporation in accordance with the provisions of Section 141 of the Delaware General Corporation Law. The resolution setting forth the amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by amending and restating the first paragraph of ARTICLE V (“Capital Stock”) thereof to read in its entirety as follows:

“The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 15,500,000, of which 15,000,000 are to be shares of common stock, $.01 par value per share, and of which 500,000 are to be shares of serial preferred stock, $.01 par value per share. The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of the stockholders except as otherwise provided in this Article V or the rules of a national securities exchange if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the board of directors as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.”

2. This Certificate of Amendment of Certificate of Incorporation was duly adopted and approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF the undersigned has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed as of the 19th day of November, 2013 and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment of Certificate of Incorporation of HopFed Bancorp, Inc. is the act and deed of HopFed Bancorp, Inc.

HOPFED BANCORP, INC.
a Delaware corporation

By:	/s/ Michael L. Woolfolk
Michael L. Woolfolk
Secretary